Exhibit 10.5(a)

FIRST AMENDMENT TO
EXECUTIVE SEVERANCE PLAN

This First Amendment (“First Amendment”) to the Guardant Health, Inc. Executive Severance Plan (the “Plan”), is adopted by the Compensation Committee of the Board of Directors of Guardant Health, Inc., a Delaware corporation (the “Company”), effective as of March 11, 2019 (the “Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.
Pursuant to Sections 3 and 13.4 of the Plan, the Committee has the authority to administer the Plan and to amend the Plan prior to the date of a Change of Control (as defined in the Plan) in its sole discretion.

C.    The Committee has determined to amend the Plan to revise the definition of “Cause” in the Plan.

AMENDMENT

The Plan is hereby amended as follows, effective as of Effective Date.

1.	Section 1.5. The definition of “Cause” set forth in Section 1.5 of the Plan is hereby amended and restated in its entirety as follows:

““Cause” means the occurrence of any one or more of the following events unless, to the extent capable of correction, the Participant fully corrects the circumstances constituting Cause within 15 days after receipt of written notice thereof:

(a)the Participant’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties;

(b)the Participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;

(c)the Participant’s material misappropriation or embezzlement of the property of the Company or any of its affiliates;

(d)the Participant’s commission of, including any entry by the Participant of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude, or the Participant’s commission of unlawful harassment or discrimination;

(e)the Participant’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Participant of his or her fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or

(f)    the Participant’s material breach of the Participant’s obligations under a written agreement between the Company and the Participant.”

2.	This First Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by a duly authorized officer of the Company as of the 11th day of March, 2019.

Guardant Health, Inc.

By: /s/ Helmy Eltoukhy
Name: Helmy Eltoukhy
Title: Chief Executive Officer

Date: March 11, 2019